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Exhibit 99.4

FTD Group, Inc.
Unaudited Pro Forma Condensed Consolidated Financial Statements

        The following unaudited pro forma condensed consolidated financial statements (the "pro forma financial statements") give effect to the July 31, 2006 acquisition by FTD Group, Inc., a Delaware corporation (the "Company"), of Interflora Holdings Limited ("IHL") for approximately £66 million (or approximately $119 million) plus transaction related costs using the purchase method of accounting. The condensed consolidated financial statements are based on the historical results of the Company and IHL even though IHL was not owned or managed by the Company for the entire period presented.

        The pro forma financial statements are not necessarily indicative of the results of operations or combined financial position that would have been achieved had these transactions been consummated as of the dates indicated, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

        The pro forma condensed consolidated statement of operations combine the results of operations of the Company and IHL for the six-month period ended December 31, 2006 as if such transactions had occurred on July 1, 2005. A pro forma condensed balance sheet as of December 31, 2006 is not presented as the transaction is already reflected in the balance sheet for FTD Group, Inc. as of December 31, 2006.

        The historical profit and loss account and balance sheet of IHL have been prepared in accordance with U.K. Generally Accepted Accounting Principles ("UK GAAP"). There are differences between UK GAAP and U.S. Generally Accepted Accounting Principles ("US GAAP"). As it applies to IHL, the principal adjustment is the elimination of goodwill amortization. Certain reclassification adjustments have been made to the historical profit and loss account to conform to US GAAP.

        For purposes of presenting the pro forma financial statements, the income statement of IHL has been translated into U.S. dollars at an average exchange rate for the month of July 2006 of $1.8459 per British pound.

        The preliminary pro forma acquisition adjustments are based on available information, certain assumptions made by the Company's management and a preliminary valuation of the fair value of assets and liabilities acquired. Such adjustments are subject to change upon finalization of the valuation.

        The pro forma financial statements should be read in conjunction with the historical statements and notes thereto of the Company and IHL.

FTD Group, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Six Months Ended December 31, 2006
(in thousands)

	FTD Group, Inc. (as reported)	Interflora Holdings Limited (for the month of July 2006)	Adjustments		Pro Forma Combined
Revenues:
Consumer segment	$116,868	$—	$—		$116,868
Florist segment	88,399	—	—		88,399
International segment	55,044	9,972	681	(1)	65,697

Total revenues	260,311	9,972	681		270,964
Costs of goods sold and services provided:
Consumer segment	83,487	—	—		83,487
Florist segment	27,528	—	—		27,528
International segment	37,712	6,110	681	(1)	44,638
			135	(2)
Corporate	1,014	—	—		1,014

Total costs of goods sold and services provided	149,741	6,110	816		156,667
Gross profit:
Consumer segment	33,381	—	—		33,381
Florist segment	60,871	—	—		60,871
International segment	17,332	3,862	(135)		21,059
Corporate	(1,014)	—	—		(1,014)

Total gross profit	110,570	3,862	(135)		114,297
Operating expenses:
Advertising and selling	41,419	554			41,973
General and administrative	36,764	2,381	(262	)(2)	39,062
			80	(3a)
			99	(3b)

Total operating expenses	78,183	2,935	(83)		81,035

Income from operations	32,387	927	(52)		33,262
Other income and expenses:
Interest expense, net	14,598	194	633	(4)	15,231
			(194	)(5)
Other (income) expense, net	(1,295)	—	—		(1,295)

Total other income and expenses, net	13,303	194	439		13,936

Income (loss) before income tax	19,084	733	(491)		19,326
Income tax expense (benefit)	7,534	65	7(6)		7,606

Net income (loss)	$11,550	$668	$(498)		$11,720

Net income per Common Share—basic	$0.41				$0.41

Net income per Common Share—diluted	$0.39				$0.40

Weighted average common shares outstanding:
Basic	28,283		35	(7)	28,318

Diluted	29,479		35	(7)	29,514

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

FTD Group, Inc.
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(1)
Under accounting principles generally accepted in the U.K. ("UK GAAP"), IHL's revenues for the month ended July 31, 2006 were $10.0 million. Under UK GAAP, IHL recognizes clearinghouse fees on its consumer segment's orders as a reduction of cost of goods sold. Under accounting principles generally accepted in the U.S., the Company recognizes clearinghouse fees on its consumer segment's orders as revenue to its florist segment. This adjustment represents the reclassification of the clearinghouse fees to revenue, from cost of goods sold.

(2)
This adjustment represents the reclassification of certain IHL operating expenses to cost of goods sold, to be consistent with the Company's presentation in accordance with US GAAP. In addition, it reflects the elimination of IHL's goodwill amortization of $0.1 million, which is not tax deductible, to be consistent with US GAAP.

(3)
General and administrative expenses:

(a)
General and administrative expenses: Reflects the amortization of tangible assets and intangible assets with definite lives over their useful lives. The useful life of a tangible or intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. In estimating the useful lives of the tangible and intangible assets, the Company considered many factors including: (i) the expected use of the assets; (ii) the expected useful life of another asset or group of assets to which the useful life of the tangible or intangible asset may relate; (iii) any legal, regulatory or contractual provisions that may limit the useful life; (iv) any legal, regulatory or contractual provisions that enable renewal or extensions of the asset's legal or contractual life without substantial cost; (v) the effect of obsolescence, demand, competition and other economic factors; and (vi) the level of maintenance expenditure required to obtain the future cash flows from the asset. Based on the assessment of these factors, the Company assigned the average useful lives, resulting in the following pro forma adjustments to general and administrative expenses (dollars in thousands):

	For the Month Ended July 31, 2006
	Useful Life	Pro Forma Amortization	Historical Amortization	Adjustment to General and Administrative Expenses
Customer lists	3 years	$48	$—	$48
Developed technology	5 years	73	46	27
Building and improvements	30 years	7	2	5

		$128	$48	$80

  (b)
  Represents deferred compensation expense related to a long-term incentive compensation plan put in place by the Company for certain members of the IHL management team. Under the terms of the plan, participants will be paid a cash bonus upon achieving a specified annual earnings target if such target is achieved in any annual period within the next seven years. Amount represents the estimated accrual as if the plan had been in place beginning July 1, 2006.

(4)
Interest expense, net: The adjustments to interest expense, net are based on the amounts borrowed and the rates in effect at the closing of the acquisition of IHL (dollars in thousands):

Month Ended July 31, 2006
Pro forma interest expense:
Incremental $100 million borrowing under 2006 Senior Credit Facility	$548
Loan notes issued in conjunction with the purchase of IHL	85

Pro forma interest expense	$633

  Amounts outstanding under the term loan facility and the revolving credit facility are expected to bear interest at 225 basis points above LIBOR, which may be adjusted based upon the consolidated leverage ratio. Additionally, there is expected to be a commitment fee on the undrawn funds under the revolving credit facility that will be 50 basis points, which may be adjusted based on the consolidated leverage ratio.

  An increase or decrease of 0.125% in the interest rate of the term loan facility would change pro forma interest expense for the six-month period ended December 31, 2006 by approximately $90,000.

(5)
Interest expense, net: Adjustment to reverse interest expense related to the prior capitalization of IHL.

(6)
Income taxes: Represents the pro forma tax benefit of 30% related to the operations of IHL plus incremental expenses related to purchase accounting.

(7)
Represents the issuance of FTD Group, Inc. stock out of treasury, as part of the purchase price.

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FTD Group, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements
FTD Group, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations Six Months Ended December 31, 2006 (in thousands)
FTD Group, Inc. Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements